Exhibit 10.19

IDEXX LABORATORIES, INC.

1997 EMPLOYEE STOCK PURCHASE PLAN

As of December 2, 2020

The purpose of this Plan is to provide eligible employees of IDEXX Laboratories, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $.10 par value (the “Common Stock”), commencing on July 1, 1997. The Plan was initially adopted by the Company’s Board of Directors (the “Board”) on February 26, 1997 and approved by stockholders at a meeting held May 21, 1997. The Board amended the Plan, subject to stockholder approval, on February 25, 2003 to increase the number of shares of Common Stock authorized for issuance under the Plan from Four Hundred Twenty Thousand (420,000) shares to Six Hundred Twenty Thousand (620,000) shares. The stockholders approved such increase in shares at the Company’s Annual Meeting held May 21, 2003.  Pursuant to a 2-for-1 stock split of the Common Stock effective November 5, 2007, the number of shares of Common Stock authorized for issuance under the Plan became One Million Two Hundred Forty Thousand (1,240,000) shares. The Board further amended the Plan, subject to stockholder approval, on February 11, 2009 to increase the number of shares of Common Stock authorized for issuance under the Plan from One Million Two Hundred Forty Thousand (1,240,000) shares to One Million Five Hundred Ninety Thousand (1,590,000) shares. The stockholders approved such increase in shares at the Company’s Annual Meeting held May 6, 2009.  The Board further amended the Plan, subject to stockholder approval, on December 3, 2014 to, among other things, increase the number of shares of Common Stock authorized for issuance under the Plan from One Million Five Hundred Ninety Thousand (1,590,000) shares to Two Million Two Hundred Ninety Thousand (2,290,000) shares.  The stockholders approved such increase in shares at the Company’s Annual Meeting held May 6, 2015.  Pursuant to a 2-for-1 stock split of the Common Stock paid on June 15, 2015, the number of shares of Common Stock authorized for issuance under the Plan became Four Million Five Hundred Eighty Thousand (4,580,000) shares. The Board further amended the plan on December 2, 2020 to provide for the purchase of notional fractional shares of Common Stock.

1. Administration.  The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). The Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

2. Eligibility.  Participation in the Plan will neither be permitted nor denied contrary to the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations promulgated thereunder.  All employees of the Company, including members of the Board who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(a)they are regularly employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b)they have been employed by the Company or a Designated Subsidiary for at least one month prior to enrolling in the Plan; and

(c)they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

3. Offerings.  The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan.  Offerings will begin each January 1, April 1, July 1 and October 1, or the first business day thereafter (the “Offering Commencement Dates”).  Each Offering Commencement Date will begin a three-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period.  The Committee may, at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings.

4. Participation.  An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office prior to the applicable Offering Commencement Date, but not later than the deadline established by the Committee.  The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period.  Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect.  The term “Compensation” generally means the amount of money reportable on the employee’s Federal Income Tax Withholding Statement, excluding allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee’s Federal Income Tax Withholding Statement, but including, in the case of salespersons, sales commissions to the extent determined by the Committee. The Committee will determine eligible Compensation in a uniform and non-discriminatory manner.

5. Deductions.  The Company will maintain payroll deduction accounts for all participating employees.  With respect to any Offering made under this Plan, an employee may authorize a payroll deduction at the rate of 1%, 2%, 3%, 4% or 5% of Compensation with any change in Compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld.

No employee may be granted an Option (as defined in Section 9) which permits his rights to purchase Common Stock under this Plan and any other stock purchase plan of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.

In addition, no employee may be granted an option hereunder if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary.  For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

6. No Deduction Changes.  Except as provided in Section 8 below with respect to withdrawals from participating in an Offering, an employee may not increase or decrease his payroll deduction during a Plan Period.

7. Interest.  Interest will not be paid on any employee payroll deduction accounts, except to the extent that the Committee, in its sole discretion, elects to credit employee payroll deduction accounts with interest at such per annum rate as it may from time to time determine.

8. Withdrawal of Funds.  An employee may at any time up to the payroll data submission deadline for the last pay date in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s payroll deduction account and thereby withdraw from participation in an Offering.  Partial withdrawals are not permitted.  The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Committee.

9. Purchase of Shares.  On the Offering Commencement Date of each Plan Period, subject to the limitations described in section 5, the Company will grant to each eligible employee who is then a participant in the Plan an option (the “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, a maximum number of shares of Common Stock of the Company determined by dividing $6,250 by the closing price of the Common Stock on the Nasdaq Stock Market on the Offering Commencement Date.  To the extent that the Committee chooses a different length for the Plan Period pursuant to Section 3 hereof, the Committee shall adjust the option grant formula to ensure compliance with the $25,000 limitation set forth in Section 5 hereof.

The purchase price (the “Option Price”) for each share purchased will be 85% of the closing price of the Common Stock on the Exercise Date; provided, however, in no event shall the Option Price for any share be less than 85% of the applicable closing price.  Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq Stock Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal.  If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day within the Plan Period on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his accumulated payroll deductions on such date will pay for, but not in excess of, the maximum number determined in the manner set forth above. No fractional shares may be purchased; provided, however, that any amounts not utilized to purchase whole shares from the Company as set forth in the prior sentence shall be utilized for the allocation of a notional fractional share of Common Stock, which notional fractional share shall be accounted for in a notional share account for each participant and aggregated with other notional fractional shares of Common Stock on future Exercise Dates, subject to earlier withdrawal by the participant in accordance with Section 8 or termination of employment in accordance with Section 11.

10. Issuance of Certificates.  Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee.   The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

11. Rights on Retirement, Death or Termination of Employment.  In the event of a participating employee’s termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee’s payroll deduction account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate.  If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

12. Optionees Not Stockholders.  Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

13. Rights Not Transferable.  Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds.  All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment in Case of Changes Affecting Common Stock.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, (iii) the number of notional fractional shares in the notional fractional shares accounts and (iv) the Option Price shall be appropriately adjusted to the extent determined by the Committee.
16. Reorganization Events.  A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

In connection with a Reorganization Event, the Committee shall take any one or more of the following actions as to outstanding Options and participant notional share accounts, each on such terms as the Committee determines:  (i) provide that Options and notional share accounts shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options will be terminated, as of the effective date of the Reorganization Event, and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions (which may or may not include, in the discretion of the Committee, application of the notional fractional share provisions of Section 9) as of a date specified by the Committee in such notice, which date shall not be less than ten (10) days preceding the effective date of the Reorganization Event, (iii) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an employee equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the employee’s Option (to the extent the Option Price does not exceed the Acquisition Price) minus (B) the aggregate Option Price of such Option, in exchange for the termination of such Option, (v) upon written notice to employees, provide that all notional share accounts will be terminated as of a date prior to the date of the Reorganization Event and that an amount of cash equal to the value of any notional fractional share in the participant’s notional share account will be returned to participating employees on such date, (vi) provide that, in connection with a liquidation or dissolution of the Company, Options and all shares in participant notional share accounts shall convert into the right to receive liquidation proceeds (net of the Option Price thereof); and (vii) any combination of the foregoing.

For purposes of the clause above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

17. Amendment of the Plan.  The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18. Insufficient Shares.  In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Committee will allot the shares then available on a pro rata basis.

19. Termination of the Plan.  This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the payroll deduction accounts of participating employees shall be promptly refunded.

20. Governmental Regulations.  The Company’s obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on the NASDAQ National Market and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.
The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

21. Issuance of Shares.  Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

22. Notification upon Sale of Shares.  Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

23. Withholding.  Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Company for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan.  The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

24. Effective Date and Approval of Shareholders.  The Plan shall take effect on July 1, 1997 subject to approval by the shareholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

Adopted by the Board of Directors on February 26, 1997

Approved by the Stockholders on May 21, 1997

Amended by the Board of Directors on February 25, 2003

Approved by the Stockholders on May 21, 2003

Amended by the Board of Directors on July 16, 2003

Amended by the Board of Directors on February 3, 2005

Adjusted to reflect 2-for-1 stock split effective November 5, 2007

Amended by the Board of Directors on February 11, 2009

Approved by the Stockholders on May 6, 2009
Amended by the Board of Directors on December 3, 2014

Approved by the Stockholders on May 6, 2015

Adjusted to reflect 2-for-1 stock split paid on June 15, 2015

Amended by the Board of Directors on December 2, 2020